Exhibit 4.11



                            ARTICLES OF AMENDMENT

                                      TO

                          ARTICLES OF INCORPORATION

                     RAC MORTGAGE INVESMTENT CORPORATION


      1.    The  name  of  the   Corporation   is  RAC   Mortgage   Investment
Corporation.

      2. Article One of the Corporation's Certificate of Incorporation shall be deleted in its entirety, and a new Article One shall be inserted in its place, which shall read as follows:

      The name of the Corporation is Resource Mortgage Capital, Inc.

      3. This amendment was proposed by the board of directors and submitted to the shareholders for approval in accordance to Section 13.1-707 of the Virginia Stock Corporation Act in a special meeting held on August 17, 1992.

      4. The designation, number of outstanding shares and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment are as follows:

Designation
of Voting Group
Entitled to vote                Number of Shares           Number of Votes
Separately                        Outstanding            Entitled to be cast

Holders of                      Common Stock -              Common Stock -
Common Stock                    13,572,052                  13,572,052

      5. There were 12,286,892 undisputed votes cast by the holders of the Company's common stock , and these votes were sufficient for approval of the amendment.

      IN WITNESS WHEREOF, the undersigned president of the Corporation has executed this Certificate of Amendment on behalf of the Corporation.


Date: August 17, 1992         RAC MORTGAGE INVESTMENT CORPORATION


                              By:     /s/ Mary Margaret Smithers
                              Its:    Vice President